EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of Thomas Weisel Partners Group, Inc. (the “Company”), relating to the registration of 5,000,000 shares of its common stock, of our report dated January 12, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 18), relating to the consolidated financial statements of Thomas Weisel Partners Group LLC and its subsidiaries appearing in the Company’s Registration Statement on Form S-1 (File No. 333-129108) filed on February 1, 2006.
/s/ Deloitte & Touche LLP
San Francisco, California
February 1, 2006